Exhibit 10.1

INDEMNIFICATION AGREEMENT

     This Indemnification Agreement ("Agreement"), dated as of                                        , 2008, is between WEST COAST BANCORP (the "Corporation"), West Coast Bank (the "Bank"), the Corporation's wholly owned banking subsidiary, and ("Indemnitee").

RECITALS

A.	Indemnitee is a member of the board of directors or officer of the Corporation and/or one or more of its affiliate corporations, including the Bank, performing valuable services for the Corporation and the Bank.

B.	The Corporation's Articles of Incorporation ("Articles") and Bylaws ("Bylaws") include provisions governing the indemnification of directors, officers, agents and employees of the Corporation in accordance with the Oregon Business Corporation Act (the "Act").

C.	The Articles, Bylaws and the Act, by their non-exclusive nature, permit contracts between the Corporation and its directors and officers to indemnify and advance expenses to those directors and officers.

D.	The Corporation has purchased and maintains a policy or policies of Directors and Officers Liability Insurance ("D & O Insurance") covering certain liabilities that may be incurred by its directors and officers in the performance of their duties.

E.	Due to changes in the terms, scope and availability of D & O Insurance, and the potential scenarios under which it is possible that liability may be asserted against a corporate or bank director, uncertainty may exist as to the sufficiency of protection afforded directors and officers under such D & O Insurance.

F.	To induce Indemnitee to continue service, and effectively carry out his or her duties, as a director or officer of the Corporation and/or one or more of its affiliate corporations, including the Bank, the Corporation and the Bank desire to enter this contract with Indemnitee.

     Therefore, in consideration of Indemnitee's continued service as a director, officer or other agent of the Corporation, the Bank, and/or one or more other subsidiaries of the Corporation, the parties agree as follows:

AGREEMENT

1.	INDEMNITY. The Corporation agrees to hold harmless and indemnify Indemnitee:

to the fullest extent permitted or required under Section 60.387 to 60.414 of the Act, and 12 U.S.C. 1828(k), as each may be amended from time to time (provided that no such amendment that reduces the indemnification required thereunder to be provided to Indemnitee shall be deemed to adversely affect any of Indemnitee’s rights to indemnification or otherwise hereunder), and any successor to such provisions as may be enacted from time to time; and

against any and all expenses (including attorneys' fees), witness fees, losses, claims, liabilities, judgments, fines, ERISA excise taxes, and amounts paid in settlement actually and reasonably incurred by Indemnitee in connection with any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation or administrative hearing or other proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Corporation) to which Indemnitee is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that Indemnitee is, was or at any time becomes a director, officer, partner, trustee, administrator, committee member, employee or agent of the Corporation, or is or was serving or at any time serves at the request of the Corporation as a director, officer, partner, trustee, administrator, committee member, employee or agent of any (i) other corporation, including without limitation a corporate affiliate of the Corporation, (ii) partnership, (iii) joint venture, (iv) trust, (v) employee benefit plan or (vii) other enterprise.

2.	LIMITATIONS ON ADDITIONAL INDEMNITY. No indemnity under Section 1 will be paid or provided by the Corporation:

for expenses or liabilities to the extent actually paid to the Indemnitee under any D & O Insurance purchased and maintained by the Corporation;

on account of any action, suit or proceeding brought by or on behalf of the Corporation in which judgment is rendered holding the Indemnitee liable to the Corporation, except to the extent otherwise permitted by law;

on account of Indemnitee's conduct which is finally adjudged to be not in good faith, willful misconduct, or a knowing violation of law;

on account of Indemnitee's conduct which is the subject of an action, suit or proceeding described in Section 6(c)(ii);

on account of any action, claim or proceeding (other than a proceeding referred to in Section 7(b)) initiated by the Indemnitee unless such action, claim or proceeding is specifically authorized by action of the Corporation's board of directors;

on account of any action, claim or proceeding referred to in Section 8(b) which action is finally adjudged to be frivolous or made not in good faith;

on account of any liability arising under Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or any similar provision of federal or state statutory law;

on account of a proceeding charging improper personal benefit to Indemnitee in which Indemnitee was adjudged liable on the basis that personal benefit was improperly received; or

if a final decision by a Court having jurisdiction in the matter determines that such indemnification is not lawful.

3.	MUTUAL ACKNOWLEDGMENT. The parties acknowledge that, in certain instances, federal laws and regulations or public policy may supplement, change or override applicable state law and may in some cases even prohibit the Corporation and/or the Bank from indemnifying Indemnitee. For example, Indemnitee acknowledges that the Securities and Exchange Commission (the "SEC") takes the position that indemnification is not permitted for liabilities arising under certain federal securities laws, and federal legislation prohibits indemnification for certain ERISA violations, and that it is possible that the SEC could seek to enforce this position with respect to indemnification proposed to be made by the Corporation.

4.	CONTINUATION OF OBLIGATIONS. Under this Agreement the Corporation is obligated to Indemnitee for any period Indemnitee is or was a director, officer, employee or agent of the Corporation (or is or was serving at the request of the Corporation as a director, officer, partner, trustee, administrator, committee member, employee or agent of another (i) corporation, including without limitation, a corporate affiliate of Corporation, (ii) partnership, (iii) joint venture, (iv) trust, (v) employee benefit plan or (vi) other enterprise). Furthermore, this obligation will continue after Indemnittee's service as a director, officer, employee or other agent terminates and so long as Indemnitee may be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, by reason of the fact that Indemnitee was a director or an officer of the Corporation or was serving at the Corporation's request as a director, officer, partner, trustee, administrator, committee member, employee or agent of another (i) corporation, including without limitation, a corporate affiliate of Corporation, (ii) partnership, (iii) joint venture, (iv) trust, (v) employee benefit plan or (vi) other enterprise.

5.

NOTIFICATION AND DEFENSE OF CLAIM. Within 30 days after Indemnitee receives any notice of the commencement of any action, suit, or proceeding, Indemnitee will notify the Corporation of it, if a claim with respect to the action may be made against the Corporation under this Agreement. The failure to so notify the Corporation will not relieve the Corporation from any liability it may have to Indemnitee (a) under authority other than this Agreement or (b) except to the extent that the Corporation is actually prejudiced with respect to such action, suit or proceeding as a result of such failure of notification. With respect to any action, suit or proceeding of which Indemnitee timely notifies the Corporation:

the Corporation is entitled to participate at its own expense;

except as otherwise provided below, the Corporation (jointly with any other indemnifying party similarly notified) is entitled to assume the defense of the action with counsel reasonably satisfactory to Indemnitee; and

the Corporation is not liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any action or claim that is effected without its written consent.

After notice from the Corporation to Indemnitee of its election to assume the defense of the action and acknowledging its obligations hereunder, the Corporation, provided that it complies with its indemnification obligations hereunder, will not be further liable to Indemnitee under this Agreement for any legal or other expenses subsequently voluntarily incurred by Indemnitee in connection with the defense of the action, other than reasonable costs of investigation or as otherwise provided below. Indemnitee may employ its counsel in such action (and the Corporation shall cause its counsel to cooperate reasonably with such counsel employed by Indemnitee) but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense will be at the expense of Indemnitee unless (i) Indemnitee's employment of counsel is authorized by the Corporation, (ii) Indemnitee reasonably concludes that there may be a conflict of interest between the Corporation and Indemnitee in the conduct of the defense of such action or (iii) the Corporation has not employed counsel to assume the defense of such action, in each of which cases the fees and expenses of Indemnitee's separate counsel will be at the expense of the Corporation. The Corporation is not entitled to assume the defense of any action, suit, or proceeding brought by or on behalf of the Corporation or as to which Indemnitee has made the conclusion provided for in (ii) above.

The Corporation is permitted to settle any action except that it may not settle any action or claim in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee's written consent. Neither the Corporation nor Indemnitee will unreasonably withhold its consent to any proposed settlement.

6.	ADVANCEMENT AND REPAYMENT OF EXPENSES.

If Indemnitee employs his/her own counsel, the cost of which is to be indemnified by the Corporation under Section 5, the Corporation will advance to Indemnitee any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. These expenses must be advanced promptly before any final disposition of any threatened or pending action, suit or proceeding, whether civil, criminal, administrative or investigative and in event no later than 10 days after receiving copies of invoices presented to Indemnitee for such expenses. Indemnitee’s entitlement to such advancement of Expenses shall include those incurred in connection with any Proceeding by Indemnitee seeking an adjudication or award in arbitration pursuant to this Agreement.

Advancement of expenses pursuant to (a) above is conditioned on Indemnitee furnishing the Corporation with: (i) a written affirmation of the Indemnitee's good faith belief that Indemnitee is entitled to be indemnified by the Corporation and (ii) an agreement that Indemnitee will reimburse the Corporation for all reasonable expenses paid by the Corporation in defending any civil or criminal action, suit or proceeding against Indemnitee if, and only to the extent that, it is ultimately determined by a final judicial decision (from which there is no right of appeal) that Indemnitee is not entitled to be indemnified by the Corporation for such expenses.

The Corporation is not required to advance expenses to Indemnitee if Indemnitee (i) commences any action, suit or proceeding as a plaintiff, unless such advance is specifically approved by a majority of the Corporation's board of directors or (ii) is a party to an action, suit or proceeding brought in good faith by the Corporation and approved by a majority of the Corporation's board which alleges willful misappropriation of corporate assets by Indemnitee, disclosure of confidential information by Indemnitee in violation of Indemnitee's fiduciary or contractual obligations to the Corporation, or any other willful, deliberate and material breach by Indemnitee of Indemnitee's duty to the Corporation, its affiliates, or its shareholders.

7.	BANK OBLIGATION. Subject to the limitations set forth in this Agreement or as may be imposed by applicable laws or regulations, the Bank jointly agrees to provide indemnity and advance or pay expenses to Indemnitee under the terms of this Agreement, without Indemnitee first having to proceed against the Corporation, so long as the Bank's board of directors has not in good faith determined in writing, after due investigation and consideration, that indemnity or advance or payment will materially adversely affect the Bank's safety and soundness.

8.	ENFORCEMENT.

The Corporation and the Bank each confirm that they have each entered into this Agreement to induce Indemnitee to continue as a director or an officer of the Corporation, the Bank, and one or more other affiliates of the Corporation, and acknowledges that Indemnitee is relying upon this Agreement in continuing in such capacities.

If Indemnitee successfully brings any action to enforce rights or to collect moneys due under this Agreement, the Corporation will reimburse Indemnitee for all Indemnitee's reasonable fees and expenses in bringing and pursuing such action.

9.	SUBROGATION. If the Corporation or the Bank pays Indemnitee under this Agreement, the Corporation will be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who agrees to execute all documents required and, at the expense of the Corporation, to do all acts necessary to secure such rights and to enable the Corporation and the Bank effectively to bring suit to enforce such rights.

10.	NON-EXCLUSIVITY OF RIGHTS. The rights conferred on Indemnitee by this Agreement are not exclusive of any other right which Indemnitee may have or hereafter acquire under any statute, provision of the Articles or Bylaws, agreement, vote of shareholders or a resolution of directors, or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding office.

11.	SURVIVAL OF RIGHTS. The rights conferred on Indemnitee by this Agreement continue after Indemnitee ceases to be a director, officer, employee, or other agent of the Corporation and will inure to the benefit of Indemnitee's heirs, executors, and administrators. No reduction or limitation of any exculpation or indemnification right pursuant to any provision of the Articles or Bylaws, or of any agreement or vote of shareholders or directors, based on the fact that Indemnitee is no longer serving as a director, officer, employee or other agent of the Corporation shall be deemed to reduce or limit any of Indemnitee’s rights hereunder.

12.	SEPARABILITY. Each provision of this Agreement is a separate and distinct agreement independent of others. If any provision is held to be invalid or unenforceable for any reason, such invalidity or unenforceability will not affect the validity or enforceability of the other provisions or the obligation of the Corporation to indemnify the Indemnitee to the full extent provided by the Articles, Bylaws or the Act.

13.	GOVERNING LAW. This Agreement is interpreted and enforced in accordance with the laws of the State of Oregon, without regard to its conflicts of law rules.

14.	BINDING EFFECT. This Agreement is binding upon Indemnitee and upon the Corporation, its successors and assigns, and inures to the benefit of Indemnitee, his/her heirs, personal representatives, and assigns and to the benefit of the Corporation, its successors and assigns.

15.	AMENDMENT AND TERMINATION. No amendment, modification, termination, or cancellation of this Agreement is effective unless in writing signed by both parties.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of

       , 2008:

WEST COAST BANCORP

Robert D. Sznewajs

President and CEO

WEST COAST BANK

Robert D. Sznewajs

President and CEO

INDEMNITEE